ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B.,
C.P.A.(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Kandi Technologies, Corp.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-3 of our report dated March 30, 2012, relating to the consolidated financial statements of Kandi Technologies, Corp. and Subsidiaries as of December 31, 2011 and 2010 and for each of the years then ended, which appears in the Kandi Technologies, Corp. Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 30, 2012. We also consent to the reference to our firm under the caption "Experts".

Albert Wong & Co.
Hong Kong, China
Dated: June 22, 2012